As filed with the Securities and Exchange Commission on December 1, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OPEN ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	98-0370750
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

780 Plantation Drive
Burlington, North Carolina 27215
(Address of Principal Executive Offices)

OPEN ENERGY CORPORATION 2006 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

DAVID SALTMAN
PRESIDENT AND CHIEF EXECUTIVE OFFICER
514 Via De La Valle, Suite 200
Solana Beach, CA 92075
(858) 794-8800
(Name, Address and Telephone Number of Agent for Service)

with copies to:

D. ROGER GLENN, ESQ.
Edwards Angell Palmer & Dodge LLP
750 Lexington Avenue
New York, New York 10022
(212) 912-2753

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value	8,500,000 shares	$0.480	$4,080,000.00	$436.56

(1)
Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of our Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by our Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional shares of Common Stock.

(2)
Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c) and Rule 457(h)(1) and based upon the average of the high and low sale prices on November 29, 2006 as reported by the Nasdaq National Market.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement, in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement, in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(a)	The Registrant’s annual report on Form 10-KSB filed on September 1, 2006, as amended by the Registrant’s Form 10-KSB/A filed on October 5, 2006;

(b)	Form 10-QSB/A filed on August 18, 2006, amending the Registrant’s quarterly report on Form 10-QSB for the quarter ended February 28, 2006;

(c)	The Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 20, 2006, as amended by the Registrant’s Form 10-QSB/A filed with the SEC on October 24, 2006;

(d)	Form 8-K/A filed on May 18, 2006, amending the Registrant's Current Report on Form 8-K filed on December 13, 2005;

(e)	Form 8-K/A filed on June 15, 2006, amending the Registrant's Current Report on Form 8-K filed on April 5, 2006;

(f)	Form 8-K/A filed on June 22, 2006, amending the Registrant's Current Report on Form 8-K filed on April 14, 2006;

(g)
The Registrant’s Current Reports on Form 8-K filed with on June 5, 2006 (subsequently amended by Forms 8-K/A filed on June 15, 2006 and June 19, 2006), July 14, 2006 (subsequently amended by Forms 8-K/A filed on August 2, 2006 and August 8, 2006), August 17, 2006, August 18, 2006, August 30, 2006, September 27, 2006, October 20, 2006, November 3, 2006 and November 8, 2006; and

(h)
The description of the Registrant’s common stock, par value $0.001 per share, contained in the Registration Statement on Form 8-A12G filed on October 31, 2003, including any further amendments or reports filed hereafter for purposes of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.
Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Officers and Directors.

Section 78.138(7) of the Nevada Revised Statutes states that, unless a corporation's articles of incorporation provide differently, the directors and officers of a Nevada corporation are not individually liable to the corporation, its shareholders or its creditors for any damages resulting from the director's or officer's act or failure to act, unless it is proven that: (i) the director's or officer's act or failure to act constituted a breach of his or her fiduciary duties; and (ii) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our Articles provide for indemnification to the full extent permitted under such statute, with the exception that liability is not eliminated for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Section 78.7502 of the Nevada Revised Statutes requires a corporation to indemnify a director or officer who has been successful on the merits or otherwise in defense of any proceeding to which he or she is made a party by reason of his or her service as a director or officer. Nevada law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service as directors or officers (including a proceeding brought by or in the right of the corporation), but only if: (i) their liability is not the result of a breach of fiduciary duties involving intentional misconduct, fraud or a knowing violation of law or (ii) they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Our bylaws provide for indemnification to the extent permitted in the preceding sentence, but provide that any such indemnification (unless otherwise ordered by a court) shall be made only upon a determination by (i) a majority vote of the disinterested directors, (ii) independent legal counsel in a written opinion or (iii) by the stockholders, that the officer or director in question has met the applicable standard of conduct. A Nevada corporation may not indemnify directors or officers for final, non-appealable, adverse judgments in a suit by or in the right of the corporation unless a court order determines that indemnification would be fair and reasonable, but then only for expenses.

Our directors and officers liability insurance provides coverage for the wrongful acts of our company's (or its subsidiaries') directors and officers. Wrongful acts are defined as any actual or alleged error, omission, misstatement, misleading statement, neglect, breach of duty or negligent act by any directors or officers while acting solely in their capacities as such.

Three separate insuring agreements provide various coverages to our company. The first agreement protects individual directors and officers in those circumstances where our company is not permitted or required to provide indemnification. The second agreement reimburses our company to the extent that corporate assets are used to fulfill our company's indemnification obligations. Coverage is also provided for direct liability assessed against the corporate entity in securities related matters. The third agreement provides coverage for outside directors and officers for any claim arising from an alleged wrongful act, but only in excess of any indemnification and insurance provided by an outside entity. In addition, the policy provides a sub-limit of $75,000 for wrongful employment practices allegations made against the directors, officers, or any other employee of our company. Our company is not itself covered for such employment practice allegations.

The program provides a total (aggregate) of $10 million of insurance limits available during the policy term of one-year beginning on March 1, 2006 and ending on March 1, 2007. The carrier on this D&O program currently maintains an A.M. Best rating of A, IX or better.

The policy has a retention of $75,000 for corporate reimbursement coverage and employment practices claim coverage. The retention for securities claims coverage is $150,000. There is no retention for non-indemnifiable loss.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Exhibit Index immediately following the signature page.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events, which individually or together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solana Beach, State of California, on December 1, 2006.

OPEN ENERGY CORPORATION

By:	/s/ David Saltman
David Saltman
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints David Saltman and Cheryl J. Bostater, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this registration statement on Form S-8, including any post-effective amendments hereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on December 1, 2006.

Signature	Title

/s/ David Saltman	Director, President and Chief Executive Officer
David Saltman

/s/ Norman J. Dodd	Director
Norman J. Dodd

/s/ Ron Gangemi	Director
Ron Gangemi

/s/ Andrew M. Leitch	Director
Andrew M. Leitch

Director
Derek May

/s/ Edward Douglas Ward	Director
Edward Douglas Ward

Director
Dalton W. Sprinkle

/s/ Cheryl J. Bostater	Chief Financial Officer
Cheryl J. Bostater	(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Incorporation, incorporated by reference from Exhibit 3.1 to the Form SB-2 filed August 1, 2002.

4.2	Bylaws, incorporated by reference from Exhibit 3.1 to the Form 10-Q filed April 19, 2006.

4.3	Certificate of Amendment filed with the Secretary of State of Nevada on February 23, 2004, incorporated by reference from Exhibit 3.3 to the Form 10-KSB filed September 12, 2005.

4.4	Certificate of Amendment filed with the Secretary of State of Nevada on May 4, 2005, incorporated by reference from Exhibit 3 to Form 8-K filed August 31, 2005.

4.5	Certificate of Merger filed with the Secretary of State of Nevada on April 21, 2006, incorporated by reference from Exhibit 3.1 to the Form 8-K filed April 25, 2006.

4.6	Open Energy Corporation 2006 Equity Incentive Plan, incorporated by reference from Exhibit 10.1 to the Form 8-K filed November 8, 2006.

4.7	Form of Stock Option Agreement under the Open Energy Corporation 2006 Equity Incentive Plan, incorporated by reference from Exhibit 10.2 to the Form 8-K filed November 8, 2006.

4.8	Form of Stock Award Agreement for Restricted Stock under the Open Energy Corporation 2006 Equity Incentive Plan, incorporated by reference from Exhibit 10.3 to the Form 8-K filed November 8, 2006.

4.10	Form of Stock Award Agreement for Stock Units under the Open Energy Corporation 2006 Equity Incentive Plan, incorporated by reference from Exhibit 10.4 to the Form 8-K filed November 8, 2006.

5.1*	Opinion of Kummer Kaempfer Bonner Renshaw & Ferrario as to the legality of the securities registered hereunder.

23.1*	Consent of Dale Matheson Carr-Hilton LaBonte, Independent Registered Public Accounting Firm.

23.2*	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Kummer Kaempfer Bonner Renshaw & Ferrario (contained in Opinion of Kummer Kaempfer Bonner Renshaw & Ferrario, filed as Exhibit 5.1 herewith).

24.1*	Power of Attorney (set forth on the signature page to this Registration Statement).

*Filed herewith.